UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 2, 2015

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 South Boston Avenue, Suite 600 Tulsa, Oklahoma	74103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (918) 947-8550

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 2, 2015, Midstates Petroleum Company, Inc. (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC (together with the Company, the “Issuers”) issued approximately $20 million in aggregate principal amount of Senior Secured Third Lien Notes (the “Additional Notes”) in a private placement in exchange for $26.547 million of the Issuers’ 10.75% Senior Unsecured Notes due 2020 and $2.025 million of the Issuers’ 9.25% Senior Unsecured Notes due 2021 (the “Exchange”).

The Additional Notes were issued under and are governed by an indenture dated May 21, 2015 (the “Third Lien Indenture”), among the Issuers and Wilmington Trust, National Association, as trustee (the “Trustee”).  The Issuers entered into the Third Lien Indenture in connection with their issuance of $504.1 million in aggregate principal amount of Senior Secured Third Lien Notes (the “Initial Notes” and, together with the Additional Notes, the “Third Lien Notes”) on May 21, 2015. The Third Lien Indenture governs both the Additional Notes and the Initial Notes.

The Additional Notes will be initially secured by third-priority liens on substantially all of the Issuers’ assets that secure the Initial Notes and the Issuers’ existing Senior Secured Second Lien Notes due 2020 (the “Second Lien Notes”). The Third Lien Notes will have an interest rate of 12%, consisting of cash interest of 10% and paid-in-kind interest of 2% per annum and will mature on the earlier of June 1, 2020 and 12 months after the maturity date of the Company’s revolving credit facility (including any extension or refinancing of such facility). The Third Lien Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Company’s unrestricted affiliates and limitations on asset sales.  Indebtedness under the Additional Notes may be accelerated in certain circumstances upon an event of default as set forth in the Third Lien Indenture.

In connection with the Exchange, the purchaser of the Additional Notes joined the registration rights agreement dated May 21, 2015 (the “Registration Rights Agreement”) previously entered into by the Issuers in connection with the issuance of the Initial Notes, pursuant to which the Issuers are obligated, within 270 days after the issuance of the Third Lien Notes, to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement with respect to an offer to exchange the Additional Notes for substantially identical registered new notes of the Issuers.  The Issuers will be obligated to pay liquidated damages consisting of additional interest on the Additional Notes if, within the periods specified in the agreement, they do not file the exchange offer registration statement or if certain other events occur.

On May 21, 2015, the Issuers, SunTrust Bank, as priority lien agent, and Wilmington Trust, National Association, as second lien collateral agent and third lien collateral agent, entered into an intercreditor agreement (the “Intercreditor Agreement”) to govern the relationship of the lenders under the Company’s revolving credit facility and holders of the Second Lien Notes and Third Lien Notes with respect to collateral and certain other matters.  Additionally, on May 21, 2015, the Company entered into a Third Lien Pledge and Security Agreement (the “Third Lien Security Agreement”) with Wilmington Trust, National Association, as collateral agent, relating to certain collateral matters.  The Additional Notes will be governed by the existing Intercreditor Agreement and Third Lien Security Agreement.

Copies of the Third Lien Indenture, Intercreditor Agreement and Third Lien Security Agreement are filed herewith or incorporated by reference herein as Exhibits 4.1, 10.1 and 10.2, respectively.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
4.1

Indenture, dated May 21, 2015, by and among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and, Wilmington Trust, National Association, as trustee, governing the Third Lien Notes (incorporated by reference to Exhibit 4.2 to Midstates Petroleum Company, Inc.’s Current Report on Form 8-K filed May 22, 2015).

10.1

Intercreditor Agreement, dated May 21, 2015, by and among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank, as priority lien agent, and, Wilmington Trust, National Association, as second lien collateral agent and third lien collateral agent (incorporated by reference to Exhibit 10.1 to Midstates Petroleum Company, Inc.’s Current Report on Form 8-K filed May 22, 2015).

10.2

Third Lien Pledge and Security Agreement, dated May 21, 2015, by and among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and, Wilmington Trust, National Association, as collateral agent (incorporated by reference to Exhibit 10.3 to Midstates Petroleum Company, Inc.’s Current Report on Form 8-K filed May 22, 2015).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: June 2, 2015	By:	/s/ Scott C. Weatherholt
Scott C. Weatherholt Vice President— Land, Legal & Corporate Secretary